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                                                                    EX-99.(a)(4)

                                   SCHEDULE E
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                         THE BRINSON RELATIONSHIP FUNDS
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                DESCRIPTION OF TRANSFER AGENCY RESPONSIBILITIES
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                        AS LAST AMENDED ON JUNE 1, 1998

1)  Establish new accounts and enter demographic data into Investar system.

2)  Processing all transactions, including:
    .  initial investments;
    .  subsequent investments;
    .  transfer-in-kind transactions;
    .  redemptions;
    . monthly income and capital gains distributions (for Brinson U.S. Cash Management Prime Fund);
       -  reinvestment in additional shares;
       - distribution in cash to Shareholders who have sent written notice; and . distributions and reinvestments (other series, if applicable).

3)  Provide Partner account statements:
    .  daily transaction confirmations;
    .  annual distribution statement (if applicable);
    .  monthly statements representing book value of investments;
    .  monthly distribution statement (for Brinson U.S. Cash Management Prime
       Fund); and
    .  distribute statement to designated parties;

4) Settlement and review of income and capital gains distributions (for Brinson U.S. Cash Management Prime Fund):
    .  review record date report for accuracy of shares;
    . preparation of settlement report after distribution is posted. Verify the posting date shares, the rates used and the NAV price of reinvest date to ensure distribution was posted properly;
    .  distribute copies to the Fund's Accounting Agent;
    .  preparation of checks if requested;
    . sending of any distributions via wires if requested; and . preparation of cash movement information for each portion of the payout on payable date.